Exhibit 10.25
AGREEMENT OF PURCHASE AND SALE
Timonium Medical Plaza, Timonium, MD
ARTICLE 1: PROPERTY/PURCHASE PRICE
     1.1 Certain Basic Terms.

(a) Purchaser and Notice Address:	With a copy to:

ACC Timonium LLC, a Delaware limited liability company	Kennerly Lamishaw & Rossi
Asset Capital Corporation, Inc.	Attn: Howard Parelskin
Attn: William B. Le Blanc, III	707 Wilshire Boulevard, Suite 1400
7315 Wisconsin Avenue, Suite 205 East	Los Angeles, CA 90017
Bethesda, MD 20816	Telephone: 213/426-2075
Telephone: 301/656-2333	Facsimile: 213/312-1266
Facsimile: 301/656-1960	E-mail: howardparelskin@klrfirm.com
E-mail: bleblanc@assetcapitalcorp.com

(b) Seller and Notice Address:	With a copy to:

Timonium Office Building Limited Partnership, a	Miles & Stockbridge, P.C.
Maryland limited partnership	Attn: Lawrence F. Haislip, Esquire
Attn: Edward V. Heath, Esq.	One West Pennsylvania Avenue, Suite 900
10455 Mill Run Circle	Towson, MD 21204
Owings Mills, MD 21117	Telephone: 410/823-8234
Telephone: 410/998-5468	Facsimile: 410/385-3700
Facsimile: 410/998-5133	E-mail: lhaislip@milesstockbridge.com
E-mail: ed.heath@carefirst.com

(c) Title Company:	(d) Escrow Agent:

Ticor Title Insurance Company	Chicago Title Insurance Company
Attn: Selina Parelskin	Attn: Traci Harris
9150 Wilshire Boulevard, Suite 100	1129 20th Street, NW, Suite 300
Beverly Hills, CA 90212	Washington, DC 20036
Telephone: 310/432-4707	Telephone: 202/263-4716
Facsimile: 310/285-0299	Facsimile: 202/466-5080
sparelskin@ticortitle.com

(e)	Date of this	The latest date of execution by the Seller or the Purchaser, as indicated on
	Agreement:	the signature page.

(f)	Purchase Price:	$3,407,193.00

(g)	Earnest Money:	$29,000.00 (the “Initial Earnest Money”), together with an additional deposit in the amount of $93,500.00 if required pursuant to the terms of Paragraph 1.3, below (the “Additional

Earnest Money”), and together with interest thereon, and all other amounts designated as “Earnest Money” hereunder.

(h)	Due Diligence	The period ending 30 days after the Date of this Agreement.
Period:
(i)	Closing Date:	As designated by the Purchaser upon not less than 5 business days’ prior notice, but no later than 30 days after the Due Diligence Period.

(j)	Broker:	Jones Lang LaSalle.
     1.2 Property. Subject to the terms and conditions of this Agreement of Purchase and Sale (the “Agreement”), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):
     (a) The “Real Property,” being the land described in Exhibit A attached hereto, together with (i) all improvements located thereon (“Improvements”), (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property, and (iii) all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property.
     (b) The landlord’s interest in the “Leases”, being all leases, rental agreements and other agreements permitting occupancy of the Improvements, including leases which may be made by Seller after the date hereof and prior to Closing as permitted by this Agreement.
     (c) The “Tangible Personal Property,” being all equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller, and Seller’s interest and corresponding obligation in any such property leased by Seller, now or hereafter located in and used in connection with the operation, ownership or management of the Real Property.
     (d) The “Intangible Personal Property,” being all intangible personal property related to the Real Property and the Improvements, including, without limitation: the plans and specifications and other architectural and engineering drawings for the Improvements; warranties and guaranties; contract rights related to the construction, operation, or ownership of the Real Property (but only to the extent Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); governmental permits, approvals and licenses (to the extent assignable); tenant lists and correspondence; all records and promotional materials relating to the Property; and telephone exchange numbers (to the extent assignable).
     1.3 Earnest Money. Within 3 business days after receipt of a fully executed copy of this Agreement, Purchaser shall deposit the Initial Earnest Money with the Escrow Agent. Within 3 business days after expiration of the Due Diligence Period, if this Agreement has not theretofore been terminated or deemed terminated, Seller will deposit the Additional Earnest Money with Escrow Agent. The Earnest Money shall be applied to the Purchase Price at Closing. If this Agreement terminates pursuant to any express right of Purchaser or Seller to terminate this Agreement other than as a result of Seller’s default, the Earnest Money shall be refunded to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate. The Earnest Money shall be held and disbursed by the Escrow Agent pursuant to Article 9 of this Agreement.

     1.4 PROPERTY SOLD “AS IS”.
(a) Except as is otherwise expressly provided in this Agreement, Seller hereby specifically disclaims any warranty (oral or written) concerning: (i) the nature and condition of the Property and the suitability thereof for any and all activities and uses that Purchaser elects to conduct thereon; (ii) the manner, construction, condition and state of repair or lack of repair of the Improvements; (iii) the compliance of the Land and the Improvements or their operation with any laws, rules, ordinances or regulations of any government or other body; and (iv) any other matter whatsoever except as expressly set forth in this Agreement. EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SALE OF THE PROPERTY IS MADE ON A STRICTLY “AS IS” “WHERE IS” BASIS AS OF THE CLOSING DATE, AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY OR THE PROPERTY, ANY IMPROVEMENTS LOCATED THEREON OR ANY SOIL CONDITIONS RELATED THERETO.
(b) PURCHASER SPECIFICALLY ACKNOWLEDGES THAT PURCHASER IS NOT RELYING ON (AND SELLER HEREBY DISCLAIMS AND RENOUNCES) ANY REPRESENTATIONS OR WARRANTIES MADE BY OR ON BEHALF OF SELLER OF ANY KIND OR NATURE WHATSOEVER, EXCEPT FOR THOSE PARTICULAR REPRESENTATIONS AND WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT. FURTHER, PURCHASER, FOR PURCHASER AND PURCHASER’S SUCCESSORS AND ASSIGNS, HEREBY RELEASES SELLER FROM, AND WAIVES, ANY AND ALL CLAIMS AND LIABILITIES AGAINST SELLER FOR, RELATED TO, OR IN CONNECTION WITH, ANY ENVIRONMENTAL OR PHYSICAL CONDITION AT THE PROPERTY (OR THE PRESENCE OF ANY MATTER OR SUBSTANCE RELATING TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY), INCLUDING, BUT NOT LIMITED TO, CLAIMS AND/OR LIABILITIES RELATING TO (IN ANY MANNER WHATSOEVER) ANY HAZARDOUS, TOXIC OR DANGEROUS MATERIALS OR SUBSTANCES LOCATED IN, AT, ABOUT OR UNDER THE PROPERTY, OR FOR ANY AND ALL CLAIMS OR CAUSES OF ACTION (ACTUAL OR THREATENED) BASED UPON, IN CONNECTION WITH, OR ARISING OUT OF, CERCLA, AS AMENDED BY SARA, AND AS MAY BE FURTHER AMENDED FROM TIME TO TIME, RCRA, OR ANY OTHER CLAIM OR CAUSE OF ACTION (INCLUDING ANY FEDERAL OR STATE BASED STATUTORY, REGULATORY OR COMMON LAW CAUSE OF ACTION) RELATED TO ENVIRONMENTAL MATTERS OR LIABILITY WITH RESPECT TO, OR AFFECTING, THE PROPERTY; PROVIDED, HOWEVER, THAT TO THE EXTENT THAT PURCHASER BECOMES A PARTY TO ANY CLAIM OR CAUSE OF ACTION RELATING TO OR IN CONNECTION WITH ANY FACTS OR CONDITIONS EXISTING ON OR PRIOR TO THE DAE OF THIS AGREEMENT, PURCHASER SHALL HAVE THE RIGHT TO JOIN OR INTERPLEAD SELLER INTO SUCH ACTION, AND SELLER SHALL BE RESPONSIBLE FOR (AND THIS RELEASE SHALL NOT EXTEND TO) ANY CLAIMS ARISING THEREFROM.
(c) PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF, OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO, ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE LAND OR THE IMPROVEMENTS, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY, OR ON BEHALF OF, SELLER, ITS AGENTS AND EMPLOYEES WITH RESPECT THERETO, OTHER

THAN SUCH REPRESENTATIONS AND WARRANTIES OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED HEREIN, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND EXCEPT AS EXPRESSLY PROVIDED ABOVE, PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER, AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS).
(d) PURCHASER ACKNOWLEDGES AND AGREES THAT THE WAIVERS, RELEASES AND OTHER PROVISIONS CONTAINED IN THIS SECTION 1.4 WERE A MATERIAL FACTOR IN SELLER’S ACCEPTANCE OF THE PURCHASE PRICE AND THAT SELLER IS UNWILLING TO SELL THE PROPERTY (AND THE PROPERTY) TO PURCHASER UNLESS SELLER IS RELEASED AS EXPRESSLY SET FORTH ABOVE. PURCHASER, WITH PURCHASER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. THE TERMS AND CONDITIONS OF THIS SECTION WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS, AND WILL BE INCORPORATED INTO THE DEED.
ARTICLE 2: INSPECTION
     2.1 Seller’s Delivery of Specified Documents. To the extent such items are in Seller’s possession or control, Seller shall provide to Purchaser the following (the “Property Information”) within 5 business days after the Date of this Agreement:
     (a) Rent Roll. A current rent roll and delinquency report (“Rent Roll”) for the Property;
     (b) Leases. Copies of all Leases in effect as of the Date of this Agreement, inclusive of all leases, rental agreements and other rights to occupy all or any portion of the Property, any amendments, supplements and modifications, and any guarantees or other assurances related thereto;
     (c) Financial Information. Operating statements of the Property (“Operating Statements”), including financial statements (balance sheet, income, expenses and capital improvements) for the Property for the three calendar years preceding this Agreement and year-to-date for the current year, and access to bank statements for the twelve months preceding this Agreement, if required for verification of information provided or received by Seller;
     (d) Tax Statements; Tax Consultant. Copies of all ad valorem tax statements relating to the Property for the current year or other current tax period (if available) and for the 24 months preceding the Agreement, together with the name and address of Seller’s property tax consultant;

     (e) Loss History. The insurance loss history report for the Property for the 24 months preceding this Agreement;
     (f) Utility Bills. Access to utility bills for the Property for the preceding calendar year and the intervening months preceding the Date of this Agreement;
     (g) Personal Property Inventory. An inventory of the Personal Property to be conveyed to Purchaser at Closing;
     (h) Business License and Permit. Copies of all certificates, approvals, licenses and/or permits required for the operation of the Property (collectively, the “Permits”);
     (i) Service Contracts. A list, together with copies, of all service, supply, equipment rental, and other contracts related to the operation of the Property (“Service Contracts”);
     (j) Maintenance Records. Engineering and property inspection reports and access all available maintenance work orders and other records for the 36 months preceding this Agreement related to the Property;
     (k) List of Capital Improvements. A list of all capital improvements known to the Seller and performed on the Property within the 36 months preceding this Agreement;
     (l) Environmental Reports. Any environmental reports related to the Property;
     (m) Plans and Specifications. All construction plans and specifications relating to the original development of the Property and any major capital repairs or tenant improvements; and
     (n) Existing Title and Survey. Copy of Seller’s existing title insurance policy and any existing ALTA “as-built” survey of the Property.
     In addition, Seller shall make available to Purchaser at the Property all of the documents and information more particularly described in Exhibit G attached hereto, and any other information regarding the Property which Purchaser shall reasonably request.
     Seller shall during the pendency of this Agreement provide Purchaser with any document described above coming into Seller’s possession or produced by Seller after the initial delivery of the Property Information. Seller shall provide Purchaser with an updated Rent Roll, dated as of the last day of the month, for each month during the pendency of this Agreement. The documents that are furnished or made available to Purchaser pursuant to this Section are being furnished or made available to Purchaser for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except as may otherwise be expressly set forth in this Section below, in either case as limited by Paragraph 7, below.
     2.2 Due Diligence.
     (a) Purchaser shall have through the last day of the Due Diligence Period in which to examine, inspect, and investigate the Property and, in Purchaser’s sole and absolute judgment and discretion, to determine whether the Property is acceptable to Purchaser and to obtain all necessary internal approvals. Notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement by giving written notice of termination to Seller (the “Due Diligence Termination Notice”) on or before the last day of the Due Diligence Period. If Purchaser does not give a notice of its intent to continue this Agreement beyond the expiration of the Due Diligence Period, Purchaser shall be deemed to have given a Due Diligence Termination Notice, and this Agreement shall be deemed terminated.
     (b) Purchaser shall have reasonable access to the Property for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests (including intrusive inspection and sampling, but subject to the restrictions set forth below), and any other inspections, studies, or tests reasonably required by Purchaser. Purchaser shall provide not less than one (1) business day’s prior notice to Seller before conducting any investigations, study, interview or test to or at the Land and the Improvements, and Seller’s representatives shall be permitted to attend any interview which Purchaser determines to conduct with any tenant of the Property
     (c) Purchaser and its agents, employees, and representatives shall have a continuing right of reasonable access to the Property during the pendency of this Agreement, upon reasonable notice, for the purpose of examining and making copies of all books and records and other materials relating to the Property in Seller’s or its property manager’s possession and Purchaser shall have the right to conduct a “walk-through” of the Property prior to the Closing upon appropriate notice to tenants as permitted under the Leases. In the course of its investigations, Purchaser may make inquiries to third parties, including, without limitation, lenders, contractors, property managers, parties to Service Contracts and municipal, local and other government officials and representatives, and Seller consents to such inquiries.
     (d) Purchaser hereby covenants and agrees that it shall cause all studies, investigations and inspections performed at the Land or the Improvements to be performed in a manner that does not unreasonably disturb or disrupt the tenancies or business operations of the tenant(s) at the Improvements. Purchaser shall give Seller at least one (1) business day prior notice of Purchaser’s intention to conduct (or cause to be conducted) any physically intrusive investigation, examination or study of the Land or the Improvements (any such investigation, examination or study, an “Intrusive Investigation”) as part of its Due Diligence investigations, and shall not be permitted to perform an Intrusive Investigation unless Seller tenders written approval to such Intrusive Investigation within such period. In the event Purchaser desires to conduct (or cause to be conducted) any Intrusive Investigation of the Land or the Improvements, such as sampling of soils, other media, building materials, or the other comparable investigation, Purchaser will provide a written scope of work to Seller describing exactly what procedures Purchaser desires to perform. Seller may withhold its consent to any Intrusive Investigation of the Land or the Improvements in its reasonable discretion.
     (e) Purchaser and Purchaser’s representatives shall, in performing its Due Diligence inspections, comply with the agreed upon procedures and with any and all laws, ordinances, rules, and regulations applicable to any or all of such procedures, the Land and the Improvements. Unless required by applicable law, regulation or subpoena, neither Purchaser nor Purchaser’s representatives shall report the results of the Due Diligence inspections to any governmental or quasi-governmental authority under any circumstances without obtaining Seller’s express written consent, which consent may be withheld in Seller’s sole discretion.
     (f) Purchaser or Purchaser’s representatives, as applicable, shall: (a) maintain comprehensive general liability (occurrence) insurance in an amount of not less than $1,000,000 covering any accident arising in connection with the presence of Purchaser or Purchaser’s representatives at the Land and the Improvements and the performance of any investigations, examinations or studies thereon, and shall deliver a certificate of insurance (in form and substance reasonably satisfactory to Seller), verifying the existence of such coverage to Seller prior to entry upon the Land or the Improvements; and (b) promptly pay when due any third party costs associated with its Basic Project Inspection. Purchaser shall, at Purchaser’s sole cost, repair any damage to the Land or the Improvements resulting from the Due Diligence inspection, and, to the extent Purchaser or Purchaser’s representatives alter, modify, disturb or change the condition of the Land or the Improvements as part of the Due Diligence inspection or otherwise, Purchaser shall, at Purchaser’s sole cost, restore the Land and the Improvements to the condition in which the same were found before such alteration, modification, disturbance or change.
     (g) Purchaser hereby indemnifies, protects, defends and holds Seller, its affiliates, their respective partners, shareholders, officers and directors, and all of their respective successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all losses, damages, claims, causes of action, judgments, damages, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”) that Seller or any Seller Indemnified Party suffers or incurs as a result of, or in connection with the negligent actions or misconduct of Purchaser’s Basic Project Inspection or Purchaser’s or Purchaser’s representatives entry upon the Land or the Improvements hereunder, excluding those caused by Seller’s gross negligence of willful misconduct.
     (h) The obligations of the Purchaser under this paragraph shall survive the termination of the Agreement.
     2.3 Confidentiality. Purchaser agrees to maintain in confidence the information and terms contained in the Evaluation Materials (defined below), this Agreement and the conveyance of the Property (collectively, the “Transaction Information”). Purchaser shall not, under any circumstances, disclose all or any portion of the Transaction Information to any person or entity and shall maintain the Transaction Information in the strictest confidence, other than Transaction Information that is in the public domain as the result of disclosure by any person other than by or through Purchaser or Purchaser’s representatives; provided, however, that Purchaser may disclose the Transaction Information: (a) to Purchaser’s representatives and potential lenders and investors to the extent that such persons reasonably need to know such Transaction Information in order to assist, and perform services on behalf of, Purchaser; (b) to the extent required by any applicable statute, law, regulation or governmental authority, subpoena or court order, or accounting guidelines or industry practice; and (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement. Purchaser shall advise Purchaser’s representatives of the provisions of this Section and cause such parties to maintain the Transaction Information as confidential information and otherwise comply with the terms of this Paragraph 2.3. For purposes of this Agreement, the term “Evaluation Materials” shall mean the Documents and any other materials or information delivered or made available by Seller or its agents to Purchaser or Purchaser’s representatives together with (i) all analyses, compilations, studies or other documents prepared by (or on behalf of) Purchaser, which contain or otherwise reflect such information or materials, and (ii) the results of any physical studies, analysis or investigation of the Property undertaken by or on behalf of Purchaser. Purchaser agrees that the Evaluation Materials shall be used solely for purposes of evaluating the acquisition and potential ownership and operation of the Property. Notwithstanding anything contained herein to the contrary, it is understood and agreed that money damages would not be a sufficient remedy for any breach of this Section by Purchaser or Purchaser’s representatives and that Seller shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach of this Section by Purchaser or Purchaser’s representatives. In the event this Agreement is terminated for any reason whatsoever, Purchaser shall promptly (and in any event within three (3) business days after the effective date of termination) return to Seller the Documents, but Purchaser may retain a copy of such Documents for its legal files to the extent reasonably required to do so, provided that Purchaser agrees to maintain the continuing confidentiality of such Documents in accordance with this Paragraph 2.3. The undertakings of Purchaser pursuant to this

Section shall survive the termination of this Agreement, but shall not extent beyond the Closing Date should the Closing occur.
     2.4 Service Contracts. During the Due Diligence Period, Purchaser will advise Seller of those Service Contracts which Purchaser will assume and which Service Contracts are to be terminated by Seller at Closing. Purchaser will assume the obligations arising from and after the Closing Date under those Service Contracts that are not in default as of the Closing Date and which Purchaser has agreed will not be terminated. Seller shall terminate at Closing and pay all amounts due on account of all Service Contracts that are not to be so assumed. Seller shall terminate at Closing, and Purchaser shall not assume, any property management agreement or leasing arrangement affecting the Property and Seller shall also simultaneously either (a) terminate any existing lease (whether written, oral or otherwise) on the Property between Seller and any existing property management or leasing firm, or any affiliated entity, under which rent is waived or is discounted as of the Closing Date, or (b) modify any such lease to provide for a then-current market rent. Purchaser may not contact, interview, and hire any on-site property management personnel, including those employed by Seller, without Seller’s prior consent.
ARTICLE 3:   TITLE AND SURVEY REVIEW
     3.1 Delivery of Title Commitment and Survey. Purchaser shall cause to be prepared: (i) a current, effective commitment for title insurance (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price with Purchaser as the proposed insured, and accompanied by true, complete, and legible copies of all documents referred to in the Title Commitment; and (ii) a current ALTA-ACSM survey of the Property (the “Survey”), including a certification addressed to Purchaser in the form attached hereto as Exhibit B. Following execution of this Agreement, Purchaser may obtain copies of Uniform Commercial Code searches in the name of Seller and the Property issued by the Title Company or a search company acceptable to Purchaser (“UCC Searches”).
     3.2 Title Review and Cure. During the Due Diligence Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. Seller will reasonably cooperate with Purchaser in curing any objections Purchaser may have to title to the Property. Seller shall have no obligation to cure title objections except liens of an ascertainable amount created by, under or through Seller, which liens Seller shall cause to be released at the Closing. Seller further agrees to remove any exceptions or encumbrances to title of which are created by, under or through Seller after the Date of this Agreement without Purchaser’s consent. Purchaser may terminate this Agreement and receive a refund of the Earnest Money if the Title Company revises the Title Commitment after the expiration of the Due Diligence Period to add or modify exceptions, or to add or modify the conditions to obtaining any endorsement requested by Purchaser during the Due Diligence Period, if such additions or modifications are not acceptable to Purchaser and are not removed by the Closing Date. The term “Permitted Exceptions” shall mean: the specific exceptions (exceptions that are not part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to insure over or remove from the Title Commitment as of the end of the Due Diligence Period and that Seller is not required to remove as provided above; items shown on the Survey, which have not been removed as of the end of the Due Diligence Period; real estate taxes not yet due and payable; and tenants in possession as tenants only under the Leases without any option to purchase or acquire an interest in the Property.
     3.3 Delivery of Title Policy at Closing. As a condition to Purchaser’s obligation to close, the Escrow Agent shall deliver to Purchaser at Closing an ALTA Form B (or other form required by state law) Owner’s Policy of Title Insurance (the “Title Policy”), with extended coverage (i.e., with ALTA General Exceptions 1 through 5 deleted, or with corresponding deletions if the Property is located in a non-ALTA state), issued by the Title Company as of the date and time of the recording of the Deed, in the amount of the Purchase Price, containing the Purchaser’s Endorsements, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Property, and subject only to the Permitted

Exceptions. “Purchaser’s Endorsements” shall mean, to the extent such endorsements are available under the laws of the state in which the Property is located: (a) owner’s comprehensive; (b) access; (c) survey (accuracy of survey); (d) location (survey legal matches title legal); (e) separate tax lot; (f) legal lot; (g) zoning 3.1, with parking; and (h) such other endorsements as Purchaser may require based on its review of the Title Commitment and Survey. Seller shall execute at Closing an owner’s affidavit in such form as the Title Company shall reasonably require for the issuance of the Title Policy. The Title Policy may be delivered after the Closing if at the Closing the Title Company issues a currently effective, duly-executed “marked-up” Title Commitment and irrevocably commits in writing to issue the Title Policy in the form of the “marked-up” Title Commitment promptly after the Closing Date.
ARTICLE 4:  OPERATIONS AND RISK OF LOSS
     4.1 Ongoing Operations. During the pendency of this Agreement:
     (a) Performance under Leases and Service Contracts. Seller shall (i) carry on its business and activities relating to the Property substantially in the same manner as it did before the Date of this Agreement, and (ii) shall perform its material obligations under the Leases and Service Contracts and other agreements that may affect the Property.
     (b) Leasing Arrangements. Without Purchaser’s prior written consent in each instance, Seller will not amend or terminate any existing Lease, or enter into a new Lease concerning the Property. All leasing commissions and tenant improvement costs or allowances for existing Leases, and for any new Lease with Carefirst, shall be paid by Seller prior to the Closing. Purchaser shall be responsible for reasonable commissions and tenant improvement costs for other Leases entered into following the Date of this Agreement which have been approved by Purchaser. Seller shall not offset or apply all or any portion of any security deposit held by Seller in connection with any Lease with a term which extends beyond the Closing Date.
     (c) New Contracts. Seller will not enter into any Service Contract or other agreement that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause on 30-days’ notice or upon sale of the Property.
     (d) Listings and Other Offers. Seller will not list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of the Property.
     (e) Maintenance of Improvements and Removal of Personal Property. Seller shall maintain all Improvements in the same condition and repair as Seller is currently maintaining the Improvements, including the replacement and/or repair of all mechanical components. Seller will not remove any Personal Property except as may be required for necessary repair or replacement, and replacement shall be of equal quality and quantity as existed as of the time of its removal.
     4.2 Damage. Risk of loss up to and including the Closing Date shall be borne by Seller. In the event of any material damage to or destruction of the Property or any portion thereof, Purchaser may, at its option, by notice to Seller given within 10 days after Seller notifies Purchaser of such damage or destruction (and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election): (i) terminate this Agreement and the Earnest Money shall be immediately returned to Purchaser, or (ii) proceed under this Agreement, receive any insurance proceeds, or an assignment thereof if such proceeds are unavailable (including any rent loss insurance applicable to any period on and after the Closing Date), due Seller as a result of such damage or destruction and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible or coinsured amount under said insurance policies and any additional amounts necessary, in Purchaser’s reasonable judgment, to complete such repairs. If Purchaser elects (ii) above, Purchaser may extend the Closing Date for up to an additional 10 day period in which to obtain insurance settlement agreements with Seller’s insurers, and Seller will cooperate with Purchaser in obtaining the insurance proceeds and such agreements from Seller’s insurers. If the Property is not materially damaged, then Purchaser shall not have the right to terminate this Agreement so long as Seller undertakes, at its cost, to repair the damage before the Closing in a manner reasonably satisfactory to Purchaser or, if repairs cannot be completed before the Closing, to assign to Purchaser at Closing any available insurance proceeds for such repair, and credit Purchaser at Closing an amount equal to the applicable deductible plus any additional cost to complete the repair. “Material damage” and “Materially damaged” means damage reasonably exceeding $25,000 to repair or which, in the reasonable estimation of a mutually acceptable third party contractor, will take longer than 30 days to repair.
     4.3 Condemnation. In the event any proceedings in eminent domain are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Property or any portion thereof, Purchaser may, at its option, by notice to Seller given within 10 business days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be extended to give Purchaser the full 10 business day period to make such election): (i) terminate this Agreement and the Earnest Money shall be immediately returned to Purchaser, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter.
     4.4 Estoppel Certificates. Following the expiration of the Due Diligence Period, Seller shall use commercially reasonable efforts to obtain tenant estoppel certificates in a form to be supplied by Purchaser or its lender (“Tenant Estoppel Certificate”) from each tenant under Leases applicable to any portion of the Property.
ARTICLE 5:  CLOSING
     5.1 Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent. Closing shall occur through an escrow with the Escrow Agent. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser. The Escrow Agent agrees that (1) recordation of the Deed constitutes its representation that it is holding the closing documents, closing funds and closing statements and is prepared and irrevocably committed to disburse the closing funds in accordance with the closing statement and (2) release of funds to the Seller shall irrevocably commit the Title Company to issue the Title Policy in accordance with this Agreement.
     5.2 Conditions to the Parties’ Obligations to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:
     (a) The other party’s representations and warranties contained herein shall be true and correct as of the date of this Agreement and the Closing Date. For purposes of this clause (a), if a representation is made to knowledge, but the factual matter that is the subject of the representation is false notwithstanding any lack of knowledge or notice to the party making the representation, such event shall constitute a failure of this condition only, and not a default by the party making such representation;
     (b) As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at Closing have been tendered;
     (c) There shall exist no pending or threatened action, suit or proceeding with respect to the other party before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby; and
     (d) Simultaneously with Closing herewith, Purchaser and Seller shall each fully perform their respective obligations pursuant to those Agreements of Purchase and Sale dated or intended by be dated of even date (the “Related Agreements”), between Purchaser and Seller (or its Affiliate) with respect to properties generally known as “110 Baughman’s Lane” and “Knoll I & II”, in Frederick and Howard County, Maryland, respectively (the “Related Property”). Seller and Purchaser agree that: (i) Seller and/or the Seller Affiliates shall not be required to sell and convey the Property unless Purchaser is ready, willing and able to settle simultaneously for the purchase of the Related Property pursuant to the Related Agreements; and (ii) Purchaser shall not be required to settle for the purchase of the Property unless Seller is ready, willing and able to settle simultaneously for the sale and conveyance of the Related Property to Purchaser pursuant to the Related Agreements.
     (e) The obligation of Purchaser to consummate the transactions contemplated hereunder shall also be subject to the conditions that:
     (i) there shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings against Seller that would materially and adversely affect the Property or the operation of the Property;
     (ii) Purchaser shall have obtained from the declarant under any declaration of covenants, conditions and restrictions or similar instrument (“CCRs”) governing or affecting the use, operation, maintenance, management or improvement of the Property, an estoppel certificate, in form and substance reasonably satisfactory to Purchaser;
     (iii) Purchaser shall be satisfied that none of Seller or any of its affiliates is listed on any Government Lists and that the sale of the Property to Purchaser will not result in a violation of the Patriot Act, any OFAC Laws and Regulations or any other anti-terrorism or anti-money laundering laws and regulations, including, without limitation, the Bank Secrecy Act, as amended and the Money Laundering Control Act of 1986, as amended. Seller shall deliver to Purchaser upon Purchaser’s request from time to time such information requested by Purchaser regarding the identity of Seller in order for Purchaser to comply with the Patriot Act, the OFAC Laws and Regulations and such other anti-terrorism and anti-money laundering laws and regulations; and,
     (iv) Purchaser shall have received Tenant Estoppel Certificates executed by each of the tenants of the Property, which executed certificate shall be acceptable to Purchaser with no adverse disclosure therein. Should Purchaser agree to accept less than all of the required Tenant Estoppel Certificates, Seller shall furnish Purchaser with an estoppel certificate covering any Lease(s) for which Tenant Estoppel Certificate has not been obtained, certifying as to the matters set forth in the form of Tenant Estoppel Certificate, which certificate may be accepted by Purchaser, in its sole discretion. Upon subsequent delivery to Purchaser of any missing tenant estoppel certificate in the form required herein with no adverse disclosure therein, Seller’s estoppel certificate shall be of no further force and effect as to the Lease covered by such estoppel certificate.
     So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date, such party may, in its sole discretion, (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date, (ii) elect to extend the Closing until such condition is satisfied, and (iii) elect to consummate the transaction, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close, notwithstanding the nonsatisfaction of such condition, there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had actual knowledge at the Closing. Notwithstanding the foregoing, the failure of a condition due to the breach of a party shall not relieve such breaching party from any liability it would otherwise have hereunder. In the event such party elects to terminate this Agreement, the Earnest Money shall be returned to Purchaser and neither party shall incur any further liability under this Agreement.
     5.3 Seller’s Deliveries in Escrow. At least one business day prior to the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:
     (a) Deed. A special warranty deed (warranting title from Seller) in form provided for under the law of the state where the Property is located, or otherwise in conformity with the custom in such jurisdiction and mutually satisfactory to the parties, executed and acknowledged by Seller, conveying to Purchaser good, indefeasible and marketable fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”);
     (b) Bill of Sale and Assignment of Leases and Contracts. A Bill of Sale and Assignment of Leases and Contracts in the form of Exhibit D attached hereto (the “Assignment”), executed and acknowledged by Seller, vesting in Purchaser good title to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable;
     (c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;
     (d) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller. If Seller fails to provide the necessary affidavit and/or documentation of exemption on the Closing Date, Purchaser may proceed with withholding provisions as provided by law;
     (e) Certificate of Representations and Warranties. A certificate, executed by Seller, reaffirming and updating to the Closing Date the representations and warranties given by Seller under Article 7, which certificate will include an updated Rent Roll, list of Service Contracts, and Operating Statements;
     (f) Contract Terminations. Written evidence of the termination of all leasing and management agreements affecting the Property, as well as any Service Contracts which Purchaser did not agree to assume during the Due Diligence Period;

     (g) Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Escrow Agent and the Title Company; and
     (h) Additional Documents. Any additional documents that Purchaser, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
     5.4 Purchaser’s Deliveries in Escrow. Except as set forth below, at least one business day prior to the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:
     (a) Purchase Price. On or before the Closing Date, the Purchase Price, less the Earnest Money that is applied to the Purchase Price, and less the outstanding principal balance, plus or minus applicable prorations, including a credit to Seller for any and all reserve accounts held by Lender, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent’s escrow account;
     (b) Bill of Sale and Assignment of Leases and Contracts. The Assignment, executed by Purchaser;
     (c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property; and
     (d) Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.
     5.5 Closing Statements. At least one business day prior to the Closing Date, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent. If Seller and Purchaser cannot agree on the closing statement to be deposited as aforesaid because of a dispute over the prorations and adjustments set forth therein, the Closing nevertheless shall occur, and the amount in dispute shall be withheld from the Purchase Price and placed in an escrow with the Title Company, pursuant to a written escrow agreement to be approved by Seller and Purchaser, to be paid out upon the joint direction of the parties or pursuant to court order upon resolution or other final determination of the dispute.
     5.6 Title Policy. The Escrow Agent shall deliver to Purchaser the Title Policy in accordance with the provisions of Paragraph 3.3.
     5.7 Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.
     5.8 Delivery of Books and Records. Immediately after the Closing, Seller shall deliver to Purchaser’s property manager at the Property: the original Leases; copies or originals of all books and records of account, contracts, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all advertising materials, booklets, keys and other items, if any, used in the operation of the Property; an electronic version of all data maintained by Seller regarding each of the Leases, each of the tenants under the Leases, correspondence and working files and other books and records relating to the operation and management of the Property; and, if in Seller’s possession or control, the original “as-built” plans and specifications and all other available plans and specifications.

     5.9 Notice to Tenants. Seller and Purchaser shall deliver to each tenant immediately after the Closing a notice regarding the sale in substantially the form Exhibit E attached hereto, or such other form as may be required by applicable state law.
ARTICLE 6:  PRORATIONS
     6.1 Prorations. The items in this Paragraph 6.1 shall be prorated between Seller and Purchaser as of midnight of the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Purchaser, provided that no later than 2:00 p.m. Eastern Time on the Closing Date, the Purchase Price, plus or minus the prorations and other adjustments hereunder, shall be received by the Title Company from Purchaser for disbursement to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller. If the net proceeds of the Purchase Price payable to Seller (after adjustments and prorations) are not sent by Federal Reserve wire transfer in immediately available funds and received by the Title Company from Purchaser for disbursement to Seller on or prior to 2:00 p.m. Eastern Time on the Closing Date, prorations shall be made as of the Closing Date as if Seller remained in title as of the entire Closing Date, except that, to the extent such delay results from Seller’s failure to provide deliveries or default, prorations shall be made pursuant to the preceding sentence. The following shall be prorated and adjusted between Seller and Purchaser:
     (a) Taxes and Assessments. Purchaser shall receive a credit for any accrued but unpaid general real estate and personal property taxes and assessments (including without limitation any assessments imposed by private covenant, “Taxes”) applicable to any period before the Closing Date, even if such Taxes are not yet due and payable. If the amount of any Taxes has not been determined as of Closing, such credit shall be based on 105 percent of the most recent ascertainable Taxes and shall be reprorated upon issuance of the final tax bill. Purchaser shall receive a credit for any special assessments which are levied or charged against the Property, only if due and payable.
     (b) Collected Rent. All collected rent and other income, including base rent, additional rent and other charges payable under Leases in effect on the Closing Date. Seller shall be charged and Purchaser credited with any rentals collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. If Purchaser collects delinquencies after Closing, Purchaser shall apply such rent to the obligations owing Purchaser for its period of ownership and to costs of collection, remitting the balance, if any, to Seller. Purchaser shall bill and attempt to collect such delinquent rent in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any delinquencies. Seller shall not have the right to seek collection of any rents delinquent for any period prior to the Closing unless the tenant has vacated the premises under the Lease before the Closing Date and the Lease is not assigned to Purchaser.
     (c) Utilities. Utilities, including water, sewer, electric, and gas, based upon the last reading of meters prior to the Closing, and common expenses associated with operation of the Property. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items. Seller shall pay at Closing the bills therefor for the period to the day preceding the Closing, and Purchaser shall pay the bills therefor for the period subsequent thereto. If the utility company or vendor will not issue separate bills, Purchaser will receive a credit against the Purchase Price for Seller’s portion and will pay the entire bill prior to delinquency after Closing. If Seller has paid any utilities no more than 30 days in advance in the ordinary course of business, then Purchaser shall be charged its portion of such payment at Closing.

     (d) Leasing Commissions. On or before the Closing Date, Seller shall pay in full all leasing commissions due to leasing or other agents for each Lease entered into prior to the Closing Date, with the exception of amounts which are the obligation of Purchaser pursuant to Paragraph 4.1(b).
     (e) Fees and Charges under Service Contracts. Fees and charges under such of the Service Contracts as are being assigned to and assumed by Purchaser at the Closing, on the basis of the periods to which such Service Contracts relate.
     6.2 Final Adjustment After Closing. In the event that final bills are not available or cannot be issued prior to Closing for any item being prorated under Paragraph 6.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice.
     6.3 Tenant Deposits. All tenant and other security deposits (and interest thereon if required by law or contract to be earned thereon) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant security deposits, but only to the extent they are properly credited and transferred to Purchaser.
     6.4 Utility Deposits. Seller shall receive a credit for the amount of deposits, if any, with utility companies that are transferable and that are assigned to Purchaser at the Closing.
     6.5 Title and Survey Costs. The cost of the Survey, including any revisions necessary to make the Survey conform to the requirements of this Agreement, shall be paid by Purchaser. The premium for the Title Policy shall be paid by Purchaser. The cost of the UCC Searches shall be paid by Purchaser. Fees due Escrow Agent shall be shared equally by Purchaser and Seller.
     6.6 Sales, Transfer, and Documentary Taxes. Seller and Purchaser shall share equally all sales, gross receipts, compensating, documentary, excise, transfer, deed or similar taxes and fees imposed in connection with this transaction under applicable state or local law.
     6.7 Wages. Seller shall pay the wages, and the employment taxes and fringe benefits applicable thereto, payable to employees of Seller as of their discharge on the Closing Date.
     6.8 Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. If this transaction is closed, Seller shall pay Broker in accordance with their separate agreement. Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. Except as expressly set forth above, in the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party.
     6.9 Seller’s Obligations. Other than those obligations of Seller expressly assumed by Purchaser hereunder or expressly agreed to in writing by Purchaser, Seller shall pay and discharge any and all liabilities of each and every kind arising out of or by virtue of the conduct of its business before and as of the Closing Date on or related to the Property.

ARTICLE 7:  REPRESENTATIONS AND WARRANTIES
     7.1 Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:
     (a) Organization and Authority. Seller is a limited partnership, duly organized, validly existing, and in good standing under the laws of the State of Maryland. Seller is in good standing and is qualified to do business in the state where the Property is located. Subject only to obtaining certain approvals as provided in Paragraph 10.19, Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. Subject only to obtaining certain approvals as provided in Paragraph 10.19, this Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.
     (b) Conflicts and Pending Actions or Proceedings. There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.
     (c) Contractors and Suppliers. As of Closing, all contractors, subcontractors, suppliers, architects, engineers, and others who have performed services or labor or have supplied materials in connection with Seller’s acquisition, development, ownership, or management of the Property have been paid in full and all liens arising therefrom (or claims which with the passage of time or the giving of notice, or both, could mature into liens) have been satisfied and released.
     (d) Rent Roll. All information set forth in any Rent Roll delivered to Purchaser shall be true, correct, and complete in all material respects as of its date. Except as shown on the Rent Roll, no tenant under any Lease is entitled to any concession or allowance, nor has any tenant paid rent more than for the current month. There are no leasing or other commissions due, nor will any become due, in connection with any existing Lease, and no understanding or agreement with any party exists as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants. No person is entitled to occupy all or any portion of the Property except as reflected in the Leases and the Rent Roll, and no person has any option, right of first refusal or other right to acquire title to the Property or any interest therein other than Purchaser.
     (e) Leases. The Leases and copies of Leases to be delivered to Purchaser pursuant to this Agreement will be true, correct, and complete as of the date of its delivery and as of the Closing Date, and are accurately reflected on the Rent Roll. To Seller’s knowledge, no tenants have asserted nor are there any defenses or offsets to rent accruing after the Closing Date and no default or breach exists on the part of any tenant. Seller has not received any notice of any default or breach on the part of the landlord under any Lease, nor, to the best of Seller’s knowledge, does there exist any such default or breach on the part of the landlord. Neither Seller nor, to Seller’s knowledge, any other party is in default under any Lease.
     (f) Service Contracts. The list and copies of Service Contracts to be delivered to Purchaser pursuant to this Agreement will be true, correct, and complete as of the date of its delivery and as of the Closing Date. Neither Seller nor, to Seller’s knowledge, any other party is in default under any Service Contract.

     (g) Operating Statements. The Operating Statements to be delivered to Purchaser pursuant to this Agreement will show all items of income and expense (operating and capital) incurred in connection with Seller’s ownership, operation, and management of the Property for the periods indicated and will be true, correct, and complete in all material respects, and represent the financial information on which Seller has relied in its operation, management and ownership of the Property.
     (h) Notice of Violations or Defects. Seller has received no written notice from any governmental agency and has no knowledge that the Property or the use thereof violates any governmental law or regulation, nor has Seller received any notice from the property owners’ association under the CC&Rs or acquired knowledge regarding any violation of any covenants or restrictions encumbering the Property or from any insurance company or underwriter of any defect that would materially adversely affect the insurability of the Property or cause an increase in insurance premiums.
     (i) Environmental. Seller has no knowledge and has received no written notice of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property except as disclosed in the Property Information. To the best of Seller’s knowledge, Seller has not manufactured, introduced, released or discharged from or onto the Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos), and Seller has not used the Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), asbestos and asbestos containing materials and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law. Except as expressly set forth in the Documents, to Seller’s knowledge, there are not now, nor have there been, any above-ground or underground storage tanks located on the Property.
     (j) Independent Unit. The Property is an independent unit which does not now rely on any facilities (other than facilities covered by Permitted Exceptions or facilities of municipalities or public utilities) located on any property that is not part of the Property to fulfill any municipal or other governmental requirement, or for the furnishing to the Property of any essential building systems or utilities (including drainage facilities, catch basins, and retention ponds), except as described in the Permitted Exceptions. No other building or other property that is not part of the Property relies upon any part of the Property to fulfill any municipal or other governmental requirement, or to provide any essential building systems or utilities.
     (k) Withholding Obligation. Seller’s sale of the Property is not subject to any federal, state, or local withholding obligation of Purchaser under the tax laws applicable to Seller or the Property.
     (l) Anti-Terrorism/Anti-Money Laundering. Neither Seller nor any of its affiliates (i) is listed on any Government Lists, (ii) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13244 (September 23, 2001) or in any enabling or implementing legislation or other Presidential Executive Orders in respect thereof, (iii) is a person or entity who has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any violation of the Patriot Act, or (iv) is currently under investigation by any governmental authority for alleged criminal activity. Seller has no reason to believe that this transaction, including, without limitation, the source of its funds, would result in a violation by Purchaser or Seller of the Patriot Act, OFAC Laws and Regulations, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.
     For purposes hereof, the term “to Seller’s knowledge” or similar phrase shall mean the current, actual knowledge of Kevin Flynn, Joe Esposito, Martha Spencer or Donna Porter, having made no independent investigation beyond a good faith inquiry of Seller’s property management. As used herein, the term “current actual knowledge” of a party shall mean that no facts have come to the party’s attention that would give the party knowledge or notice that any such facts are not true, correct, and complete, and the party has undertaken no investigation, inquiry, or verification as to such matters to determine the existence or absence of such facts, and no inference of the party’s knowledge of the existence or absence of such facts should be drawn from the statements made herein. The individuals identified above are named in this Agreement solely for the purpose of establishing the scope of Seller’s knowledge. Such individuals shall not be deemed to be a party to this Agreement nor to have made any representations or warranties personally, and no recourse shall be had to such individuals for any of Seller’s representations and warranties (as may be modified pursuant to the terms of this Agreement) hereunder, and Purchaser hereby waives any liability of or recourse against such individuals.
     7.2 Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:
     (a) Organization and Authority. Purchaser has been duly organized and is validly existing as a Delaware limited liability company and will be qualified to do business in the state in which the Real Property is located on the Closing Date if required under applicable law. Subject only to obtaining certain internal approvals on or before the expiration of the Due Diligence Period, Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.
     (b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.
     (c) Anti-Terrorism/Anti-Money Laundering. Neither Purchaser nor any of its affiliates (i) is listed on any Government Lists, (ii) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13244 (September 23, 2001) or in any enabling or implementing legislation or other Presidential Executive Orders in respect thereof, (iii) is a person or entity who has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any violation of the Patriot Act, or

     (iv) is currently under investigation by any governmental authority for alleged criminal activity. Purchaser has no reason to believe that this transaction, including, without limitation, the source of its funds, would result in a violation by Purchaser or Seller of the Patriot Act, OFAC Laws and Regulations, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.
     7.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the date of this Agreement and are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of 12 months. Seller and Purchaser shall have the right to bring an action thereon only if Seller or Purchaser, as the case may be, has given the other party written notice of the circumstances giving rise to the alleged breach within such 12 month period. Each party agrees to defend and indemnify the other against any claim, liability, damage or expense asserted against or suffered by such other party arising out of the breach or inaccuracy of any such representation or warranty.
     7.4 Limitation. Notwithstanding anything contained herein to the contrary, if any Seller representation is untrue or inaccurate and Purchaser becomes aware of such untruth or inaccuracy prior to Closing, Purchaser may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, either to (i) terminate this Agreement by delivery of written notice to Seller on or prior to Closing (or the end of the Due Diligence Period to the extent Purchaser becomes aware of such untruth or inaccuracy on or prior to the end of the Due Diligence Period), whereupon the Deposit shall be promptly returned to Purchaser and Seller shall reimburse Purchaser for its actual out-of-pocket expenses in entering into this Agreement and performing its obligations hereunder; or (ii) proceed to Closing and accept the untruth or inaccuracy of such Seller representation with no further right to terminate the Agreement (or pursue any other right or remedy) on the basis of the untruth or inaccuracy thereof
ARTICLE 8:   DEFAULT AND REMEDIES
     8.1 Seller’s Default. If Seller defaults in its obligation to sell and convey the Property to Purchaser pursuant to this Agreement, Purchaser’s sole remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Purchaser shall be entitled to the return by the Escrow Agent to Purchaser of the Earnest Money and recovery of Purchaser’s actual out-of-pocket expenses in entering into this Agreement and performing its obligations hereunder, or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought within 60 days of Seller’s default, to the extent permitted by law, Purchaser hereby waives the right to bring suit at any later date; provided, however, that if specific performance is not a remedy available to Purchaser due to the willful or intentional act of Seller (such as the prior conveyance of the Property to third party in violation of this Agreement), then in lieu of specific performance, Purchaser shall have the right to pursue any and all available remedies, at law or in equity. If Purchaser elects to seek specific performance under this Section, Purchaser hereby agrees that in no event shall Seller be obligated to undertake any of the following: (A) change the condition of the Property or restore the same after any fire or casualty; (B) expend any money (except to remove a mortgage, deed of trust or other consensual lien) or post a bond to remove or insure over a title defect or encumbrance or to correct any matter shown on a survey of the Property, other than as required pursuant to Article 3; or (C) expend any money to repair, improve or alter the Improvements or any portion thereof.
     8.2 Purchaser’s Default. In the event that Purchaser fails, without legal excuse, to complete the purchase of the Property, the Earnest Money deposit made by Purchaser shall be forfeited to the Seller as the sole and exclusive remedy available to the Seller for such failure. The parties acknowledge that Seller’s actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties’ best estimate of such damages.

     8.3 Notice of Default. Except for a party’s failure to close on the Closing Date, neither party shall have the right to declare a default by the other party and terminate this Agreement because of a failure by such other party to perform under the terms of this Agreement unless the other party shall fail to cure such failure to perform within three business days after its receipt of written notice of such failure to perform.
     8.4 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees due to the Escrow Agent for holding the Earnest Money and any fees due to the Title Company for cancellation of the Title Commitment.
ARTICLE 9:  EARNEST MONEY PROVISIONS
     9.1 Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in a government insured interest-bearing account satisfactory to Purchaser and Seller at an institution having offices in Baltimore, Maryland, and assets of not less than $125,000,000, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Purchaser on the Closing Date. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.
     9.2 Termination before Expiration of Due Diligence Period. The Purchaser shall notify the Escrow Agent of the date that the Due Diligence Period ends promptly after such date is established under this Agreement, and Escrow Agent may rely upon such notice. If Purchaser elects to terminate the Purchase Agreement pursuant to Paragraph 2.2, Escrow Agent shall pay the entire Earnest Money to Purchaser one business day following receipt of the Due Diligence Termination Notice from Purchaser (as long as the current investment can be liquidated in one day) and this Agreement shall thereupon terminate, in which event Purchaser agrees to return to Seller the Property Information. No notice to Escrow Agent from Seller shall be required for the release of the Earnest Money to Purchaser by Escrow Agent. The Earnest Money shall be released and delivered to Purchaser from Escrow Agent upon Escrow Agent’s receipt of the Due Diligence Termination Notice, despite any objection or potential objection by Seller. Seller agrees it shall have no right to bring any action against Escrow Agent which would have the effect of delaying, preventing, or in any way interrupting Escrow Agent’s delivery of the Earnest Money to Purchaser pursuant to this paragraph, any remedy of Seller being against Purchaser, not Escrow Agent.
     9.3 Other Terminations. Upon a termination of this Agreement other than as described in Paragraph 9.2, either party to this Agreement (the “Terminating Party”) may give written notice to the Escrow Agent and the other party (the “Non-Terminating Party”) of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money to the Terminating Party. The Non-Terminating Party shall then have five business days in which to object in writing to the release of the Earnest Money to the Terminating Party. If the Non-Terminating Party provides such an objection, then the Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.
     9.4 Interpleader. Except as provided in Paragraph 9.2 above, Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.
     9.5 Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.
     9.6 Escrow Fee. Except as expressly provided herein to the contrary, the escrow fee, if any, charged by the Escrow Agent for holding the Earnest Money or conducting the Closing shall be shared equally by Seller and Purchaser.
ARTICLE 10:   MISCELLANEOUS
     10.1 Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided, however, that Purchaser may assign this Agreement without Seller’s consent to an Affiliate or to effect an Exchange pursuant to Paragraph 10.16 hereof. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. For the purposes of this paragraph, the term “Affiliate” means (a) an entity that directly or indirectly controls, is controlled by or is under common control with the Purchaser, or (b) an entity at least a majority of whose economic interest is owned by Purchaser; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.
     10.2 Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.
     10.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.
     10.4 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located. Seller, Purchaser and Escrow Agent irrevocably submit to the jurisdiction of any state or federal court sitting in the State of Maryland over any suit, action, or proceeding arising out of or relating to this Agreement. Each party irrevocably waives, to the fullest extent permitted by law, any objection that such party may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon the parties to such proceeding and may be enforced in any court in which any party is subject to jurisdiction by a suit upon such judgment provided that service of process is effected upon such party as permitted by applicable law.
     10.5 Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.
     10.6 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.
     10.7 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.
     10.8 Time. Time is of the essence in the performance of this Agreement.
     10.9 Confidentiality. Seller and Purchaser shall make no public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of the other; provided, however, that Seller and Purchaser may make disclosure of this Agreement to its lenders, creditors, officers, employees and agents as necessary to perform its obligations hereunder, and either party may disclose information which, by its nature, is a matter of public record.
     10.10 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be either (a) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (b) sent by telefax, in which case notice shall be deemed delivered upon transmission of such notice, or (c) sent by personal delivery, in which case notice shall be deemed delivered upon receipt. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.
     10.11 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction — to the effect that any ambiguities are to be resolved against the drafting party — shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.
     10.12 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included at, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 6:00 p.m. local time where the Property is located.

     10.13 Audit Cooperation. At Purchaser’s request, at any time before or after Closing, Seller shall provide to Purchaser’s designated independent auditor access to the books and records of the Property, and all related information regarding the period for which Purchaser is required to have the Property audited under the regulations of the Securities and Exchange Commission, and Seller shall provide to such auditor a representation letter regarding the books and records of the Property, in substantially the form of Exhibit F attached hereto, in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards. The Purchaser agrees to indemnify and hold harmless the Seller from any claim, damage, loss, or liability to which Seller is at any time subjected by any person who is not a party to this Agreement as a result of Seller’s compliance with this paragraph.
     10.14 Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim, such indemnitee will, if a claim in respect thereof is to be made against the indemnitor, deliver to the indemnitor written notice thereof and the indemnitor shall have the right to participate in and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnitee with respect to such claim, to assume the defense thereof, with counsel mutually satisfactory to the parties; provided, however, that an indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of such indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceeding. The failure of indemnitee to deliver written notice to the indemnitor within a reasonable time after indemnitee receives notice of any such claim shall relieve such indemnitor of any liability to the indemnitee under this indemnity only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnitor will not relieve it of any liability that it may have to any indemnitee other than under this indemnity. If an indemnitee settles a claim without the prior written consent of the indemnitor, then the indemnitor shall be released from liability with respect to such claim unless the indemnitor has unreasonably withheld such consent.
     10.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages.
     10.16 Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement; (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary (c) neither party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.

     10.17 Attorneys’ Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including attorneys’ fees, expended or incurred in connection therewith.
     10.18 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.
     10.19 Seller Approval Contingency. This Agreement is contingent Seller obtaining approval of Seller’s Board of Directors within 15 business days following the date of this Agreement. If Seller’s Board of Directors disapproves this transaction, this Agreement shall be thereafter terminated and of no force and effect, the Earnest Money shall be returned to Purchaser. If Seller has not provided Purchaser with written notice of such approval within such time period, then either party may elect to terminate this Agreement. In the event of such termination, the Earnest Money shall be returned to Purchaser, Seller shall promptly reimburse Purchaser for actual out-of-pocket costs incurred by Purchaser in entering into this Agreement and performing its obligations and due diligence activities hereunder (not to exceed $25,000), and neither party shall incur any further liability hereunder.

SIGNATURE PAGE TO AGREEMENT TO
PURCHASE AND SALE
Timonium Medical Center
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

TIMONIUM OFFICE BUILDING LIMITED PARTNERSHIP, a Maryland limited partnership, by CFS Health Group, Inc., a Maryland corporation, as general partner
Date: July 29, 2005

	By:	/s/ David W. Wolf

	Name:	David W. Wolf
	Title:	President

“Seller”
ACC TIMONIUM LLC,
a Delaware limited liability company

Date:	By:	/s/ William LeBlanc

	Name:	William B. LeBlanc III
	Title:	Managing Member
“Purchaser”
Escrow Agent has executed this Agreement in order to confirm that the Escrow Agent has received and shall hold the Earnest Money and the interest earned thereon, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of Article 9.

TICOR TITLE INSURANCE COMPANY

By:
Name:
Date:	Title: